Independent Auditors' Consent
                          -----------------------------


The Supervisory Board
SGL CARBON Aktiengesellschaft:

We consent to the incorporation by reference in the registration statement (No. 333-XXXXX) on Form S-8 of SGL CARBON Aktiengessellschaft of our report dated February 28, 2002 except for note 34 as to which the date is June 28, 2002, with respect to the consolidated balance sheets of SGL CARBON
Aktiengesellschaft as of December 31, 2001 and 2000, and the related consolidated statements of operations, cash flows and changes in shareholders' equity for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 20-F of SGL CARBON Aktiengesellschaft.


Munich, Germany
April 10, 2003


KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftspruefungsgesellschaft